Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2019
Earnings and Quarterly Dividend Payment

Morrisville, VT April 17, 2019 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months ended March 31, 2019 and declared a regular quarterly cash dividend. Consolidated net income for the first quarter of 2019 was $2.6 million, or $0.59 per share, compared to $2.7 million, or $0.62 per share, for the same period in 2018. Consolidated net income for the first quarter of 2018 included onetime increases to income that did not occur in 2019.
Interest income was $8.7 million for three months ended March 31, 2019 compared to $7.6 million for the three months ended March 31, 2018, an increase of $1.1 million, or 14.3%. The increase during the comparison period is the result of increased volumes of interest earning assets, and the impact of prime rate increases. Interest expense was $1.2 million for three months ended March 31, 2019 compared to $647 thousand for the three months ended March 31, 2018, an increase of $583 thousand, or 90.1%. Competition for customer deposits remains strong and continues to put upward pressure on the cost of funds. Cost of funds for the three months ended March 31, 2019 was 84 basis points compared to 49 basis points for the three months ended March 31, 2018, an increase of 35 basis points.
Total noninterest income amounted to $2.2 million for three months ended March 31, 2019 compared to $2.5 million for the three months ended March 31, 2018. Results for the three months ended March 31, 2018 included a onetime increase in earnings of $443 thousand from the gain on the sale of a former branch building and proceeds from a bank owned insurance policy.
Total noninterest expenses were $6.5 million for three months ended March 31, 2019 compared to $6.1 million for the same period in 2018. Increases of $149 thousand in salaries and wages, $38 thousand in employee benefits, $43 thousand in occupancy expenses, $30 thousand in equipment expenses, and $129 thousand in other expenses occurred during the comparison periods.
Total assets increased to $813.3 million as of March 31, 2019 from $722.7 million as of March 31, 2018. Loan growth continues to drive asset growth with total loans of $656.4 million as of March 31, 2019 compared to $595.4 million of March 31, 2018. The Company's investment portfolio increased from $68.9 million as of March 31, 2018 to $80.1 million as of March 31, 2019. Balance sheet growth was funded using a combination of core deposits and wholesale funding options such as brokered deposits and Federal Home Loan Bank advances. Total deposits reached $700.4 million as of March 31, 2019 compared to $623.8 million a year ago, or growth of $76.5 million, or 12.3%.
The Company had total capital of $66.7 million with a book value per share of $14.94 as of March 31, 2019 compared to $59.2 million and $13.25 per share as of March 31, 2018.
On April 17, 2019, the Board of Directors declared a cash dividend of $0.31 payable May 9, 2019 to shareholders of record as of April 30, 2019.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.